SUB-ITEM 77C: Submission of Matters to a Vote of Security
Holders
A special meeting of Credit Suisse Trust (the "Trust") - Global Post-Venture Capital Portfolio's (the "Portfolio") shareholders was held on May 1, 2002 to approve a sub-investment advisory agreement among the Trust, on behalf of the Portfolio, Credit Suisse Asset Management, LLC and Credit Suisse Asset Management (U.K.) Limited. The results of the votes tabulated at the special meeting are reported below.
For: 9,784,979.408 shares
Against:  403,669.316 shares
Abstain:  681,608.192 shares
A special meeting of Credit Suisse Trust (the "Trust") - Global Post-Venture Capital Portfolio's (the "Portfolio") shareholders was held on May 1, 2002 to approve a sub-investment advisory agreement among the Trust, on behalf of the Portfolio, Credit Suisse Asset Management, LLC and Credit Suisse Asset Management (Japan) Limited. The results of the votes tabulated at the special meeting are reported below.
For: 9,812,752.401 shares
Against:  370,145.775 shares
Abstain:  687,358.740 shares

A special meeting of Credit Suisse Trust (the "Trust") -
Global Post-Venture Capital Portfolio's (the "Portfolio") shareholders was held on October 9, 2002 to approve a sub-investment advisory agreement among the Trust, on behalf of the Portfolio, Credit Suisse Asset Management, LLC and
Credit Suisse Asset Management (Australia) Limited. The results of the votes tabulated at the special meeting are reported below.
For: 8,360,893.536 shares
Against:  322,021.003 shares
Abstain:  685,409.541 shares